SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively, "Federated"), and various
Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the United States District Court for the District of Maryland. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of
Federated-sponsored mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New
York State Attorney General ("NYAG"), and other authorities. In that regard, on November 28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG with respect to those matters. Specifically, the SEC and NYAG settled proceedings against three
Federated subsidiaries involving undisclosed market timing arrangements and late trading. The
SEC made findings: that Federated Investment
Management Company ("FIMC"), an SEC-
registered investment adviser to various Funds, and Federated Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, violated provisions of the
Investment Advisers Act
and Investment Company Act by approving, but not disclosing, three market timing arrangements, or the associated conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board; and that Federated
Shareholder Services Company, formerly
an SEC-registered transfer agent,
failed to prevent a
customer and a Federated employee from
late trading in violation of provisions
of the Investment
Company Act. The NYAG found that such
conduct violated provisions of
New York State law.
Federated entered into the settlements
without admitting or denying the
regulators' findings. As
Federated previously reported in 2004,
it has already paid approximately
$8.0 million to certain
funds as determined by an independent
consultant. As part of these
settlements, Federated agreed
to pay disgorgement and a civil money
penalty in the aggregate amount
of an additional $72
million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless
(i) at least 75% of the fund's
directors are independent of
Federated, (ii) the chairman of each
such fund is independent of Federated,
(iii) no action may be
taken by the fund's board or any
committee thereof unless
approved by a majority of the
independent trustees of the fund or
committee, respectively, and (iv)
the fund appoints a "senior
officer" who reports to the independent
trustees and is responsible for
monitoring compliance by
the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated and various Funds have
also been named as defendants in
several additional lawsuits,
the majority of which are now pending
in the United States District
Court for the Western District
of Pennsylvania, alleging, among other
things, excessive advisory
and Rule 12b-1 fees.
The board of the Funds has retained the
law firm of Dickstein Shapiro
LLP to represent the Funds
in these lawsuits. Federated and the Funds, and their respective counsel, are reviewing the allegations and intend to defend this litigation.
Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of
Fund shares, or other adverse
consequences for the Funds.